Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 10, 2011 (January 23, 2012 as to the effect of the stock split described in Note 16) relating to the consolidated financial statements of EPAM Systems, Inc. and subsidiaries, appearing in Form S-1 Amendment No. 6 (No. 333-174827) of EPAM Systems, Inc.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, PA
February 7, 2012